Exhibit 14

                        WARWICK VALLEY TELEPHONE COMPANY
                                 CODE OF ETHICS
                                JANUARY 15, 2004

                                  INTRODUCTION

The mission of Warwick Valley Telephone Company (WVT) is to be the choice provider of profitable, quality services and products by offering superior customer care and value for traditional and new markets in the tri-state area.

In fulfilling its mission, WVT has always been mindful of maintaining high standards and above-board criteria with regard to the conduct and practice of any person involved in the Company's activities, including members of its directors, officers, management and non-management staff as well as persons performing such functions within its subsidiaries and consultants representing WVT.

In this respect, WVT believes that good ethics and good business go hand in hand to produce the best long-term results for WVT's stakeholders. This Code of Ethics is required to be adhered to by any person acting for or in the name of WVT.

By working together, we can ensure that WVT maintains its reputation for ethical standards. This document helps describe your role in making this happen.

M. Lynn Pike, President               Wisner H. Buckbee, Chairman of the Board

ETHICAL BUSINESS PRACTICES - OUR CODE OF ETHICS

WVT expects honesty, openness and courtesy from all directors, officers and employees in all of their business dealings. This means everyone must act in an ethical way and respect the dignity and human rights of other colleagues and the people with whom we do business.

ACCOUNTABILITY

Many Company jobs and activities require directors and employees to make adjustments on bills, spend Company funds, or incur personal expenses that will later be reimbursed by the Company. It is an employee's personal responsibility to use good judgment, to see to it that the Company gets value received for the money expended and to ensure that the Company funds are expended only for services and products actually received.

Anyone who regularly handles Company funds or anyone having access to them must know and follow the prescribed practice for handling and protecting money.

ACCURACY

Every director and employee must accept a personal responsibility for accuracy and completeness. Records, vouchers, bills, payroll and service records, time sheets, work reports, measurement and performance records and all other necessary data must be absolutely factual and accurate. In addition, plans, studies, reports and specifications must represent an honest judgment.

The willful, unauthorized destruction or falsification of accounts, records or memoranda, or making false entries or even willfully failing to make correct entries, is dishonest, can be a violation of federal law, and will involve disciplinary action up to and including dismissal or removal.

ADVERTISING AND PROMOTIONS

All advertising, promotions and other public communications will be conducted in line with the principles of honesty, integrity and openness. This will ensure that we communicate in a truthful way.

ALCOHOL AND DRUG USE

Improper use of alcohol or drugs adversely affects our job performance and can risk our health and safety as well as that of others. Employees must comply with Company standards and policies regarding the use of drugs, other controlled substances and alcohol:

1. Drugs or Controlled Substances: Employees will not work or report to work under the influence of illegal drugs or controlled substances and are prohibited from possessing, selling, using, manufacturing, distributing, or offering to others any illegal drugs or controlled substances while on Company business or on Company premises. This prohibition does not include legally obtained medications or prescriptions used as directed by a medical practitioner.

2. Alcohol: Employees will not work or report to work under the influence of alcohol, nor will they consume alcohol at any time during work periods. A corporate vice president or above must authorize serving alcohol at WVT functions.

3. Employees are prohibited from operating equipment or driving or riding in a Company vehicle or a vehicle being used while on Company business (including personal vehicles) while under the influence of alcohol, illegal drugs or controlled substances. Employees are prohibited from possessing alcohol, illegal drugs or controlled substances in Company vehicles.

4. Employees will inform their immediate supervisor when taking any legally obtained medication that may create a safety risk.

5. If convicted of a drug or alcohol-related offense relating to conduct while on Company property or business or that otherwise relates to work responsibilities, employees are required to promptly report this conviction to their immediate supervisor.

APPROPRIATE USE OF COMPANY RESOURCES

We expect directors and employees to use our resources in a responsible and ethical manner. While incidental or occasional personal use may be allowed with prior approval from your supervisor, misuse of Company resources is an ethical violation. For example, we support and encourage the use of e-mail and Internet services for conducting Company business, but we have formal standards and practices (the WVT PC Policy) in order to protect the Company from potential abuse and associated risk.

COMMUNICATIONS

We communicate openly, directly and accurately with the public. We will not give special treatment to any individual or institution. Matters relating to the Company must not be discussed with representatives of the media unless specifically authorized as part of your role. The executive officers will co-ordinate any announcements, statements or responses to questions from the media which relate to WVT's operation. Material information about our performance or operation will be communicated to the financial community simultaneously.

COMMUNITY ACTIVITIES

We recognize our responsibilities as a member of the communities in which we operate. We often commit resources to support these communities. We encourage and support your efforts to be involved in and provide leadership within the areas we serve. As a representative of WVT, we expect you to act honestly, ethically and professionally in all matters.

COMPETITION

We are committed to free and open competition. We will compete vigorously but honestly, while complying with all competition and anti-trust laws wherever we carry out business.

CONDUCT OFF THE JOB

Conduct off the job is ordinarily the personal business of a director or employee unless it conflicts with the directorial or employment relationship with WVT. Off-duty conduct may pose a problem if it threatens WVT's reputation, adversely affects our job performance, interferes with WVT's ability to conduct business or is unlawful. Conduct that creates conflicts of interest is also inappropriate and is discussed in more detail below. (If employees have questions concerning conduct outside the workplace, they should consult with the President).

CONDUCT ON THE JOB

Employees are expected to conduct themselves in a positive manner to promote the best interests of WVT. All customers, visitors and co-workers must be treated in a courteous manner, safeguarding WVT's reputation for integrity and honesty in our business dealings. This means that the following and similar types of behavior must be avoided:

1.       The use of profanity or abusive language.

2.       Sleeping on the job without authorization.

3.       Gambling on Company property.

4.       Playing pranks or engaging in horse play.

5. Smoking at times and in places prohibited by Company rules, policies or local ordinances.

6. Refusing to follow management instructions concerning job related matters.

7.       Being insubordinate and not following company policies.

CONFIDENTIALITY

We expect directors and employees to keep all company information confidential. This includes introductions of new products or services, pricing of these offerings, strategic and marketing plans, concepts, suppliers, customers, financial information, personnel and employment matters, and other information that is not generally known to the public. We expect you to take steps to prevent unintentional disclosure. Confidentiality applies to all current and past directors and employees.

CONFLICTS OF INTEREST

Confidential business information must not be shared with others outside of WVT or used for the personal gain of yourself or others. We expect all employees to act only for the benefit of WVT and not be influenced by a personal interest that may result from other individual or business interests.

In addition, a conflict of interest may exist if a director or employee, or any member of his or her immediate family holds any substantial interest in any enterprise that has or may have business dealings with WVT or that engages in any field of activity engaged in by WVT. A director or employee with such an interest must notify the President.

While employed by WVT, or while serving on the Board of Directors of WVT, no one may engage in any other employment, occupation, consulting or other activity relating to the actual or anticipated business of WVT that would otherwise conflict with such director's or employee's obligations to WVT.

An employee of WVT may not act as a director, officer, partner, representative, consultant, agent or employee for any other business without obtaining the prior written approval from the President or Chairman of the Board.

If ever the appearance of a conflict could arise, approval must be obtained.

CUSTOMERS, SUPPLIERS & BUSINESS PARTNERS

We will carry out our business honestly, ethically and with respect for the rights and interests of the people with whom we do business. We expect relations with joint-venture partners, suppliers, etc., to be mutually beneficial and will encourage our principles and standards to be upheld while the relationship continues.

DECISION MAKING

Employees and directors must follow the following guidelines when making decisions:

1. All decisions and actions must comply with all laws, regulations and Company policies.

2. Each decision or act must be proper, in terms of both the employee's and the director's own sense of integrity and the scrutiny of others.

3. All employees and directors must avoid situations in which their personal interests conflict, may conflict, or may appear to conflict, with the interests of the Company or its customers.

4. Employees and directors must maintain the appropriate level of confidentiality at all times.

5. Employees and directors must protect the Company's assets, including facilities and equipment, and help maintain their value to the Company.

6. Employees and directors must be professional and must respect the dignity of others.

FRAUD

WVT will not tolerate fraud. All incidents of fraud known to the employee must be immediately documented and reported to the employee's immediate supervisor as well as to the appropriate Vice President. All incidents of fraud known to a director must be immediately documented and reported to either the President or the Chairman of the Board.

GIFTS AND IMPROPER PAYMENTS

Gifts of money, goods, services or other favors (other than those described below) may not be accepted.

Small tokens and reasonable hospitality may be accepted provided they do not place you under any obligation and will not be misconstrued as doing such. Any gift or hospitality of more than token value must be reported to your immediate superior to determine if it may be accepted. You and your family should not accept anything that could damage WVT's reputation.

Improper payments must not be offered or made. This does not stop you from receiving or giving reasonable business related products, marketing materials or entertainment.

HEALTH AND SAFETY

The health and safety of all employees, directors, business partners and visitors are company priorities. Good health and safety practices help us do our jobs without putting others or ourselves at unnecessary risk. We are committed to following all appropriate health and safety practices, including related laws, regulations and Company policies.

Potential, actual or unresolved unsafe or hazardous conditions and all on-the-job accidents and illnesses must be reported immediately to your immediate supervisor, to the HR Department, to the buildings and grounds managers or, in the case of hazards noted by directors, to the President.

INSIDE INFORMATION

Confidential business information must not be shared with others outside WVT or used for the personal gain of yourself or others. You, your family and close acquaintances should not buy or sell Company shares if you are aware of any material information that has not been made public. Any employee or director who violates this policy by either trading on insider information or passing such information to others, will be subject to disciplinary action up to and including termination of employment, removal and appropriate legal proceedings.

INVESTIGATIONS

Employees and directors must always cooperate to the fullest extent in any investigation conducted by the Company and law enforcement agencies. This includes answering completely and honestly all questions posed and volunteering information within the knowledge of the employee or director that would in any way be helpful to the investigation.

INTELLECTUAL PROPERTY

Employees should disclose any inventions or other intellectual property developed while in our employment. Subject to applicable law, WVT will be entitled, without cost, to the sole ownership and exclusive use of such inventions or other intellectual property.

LEGALITY

Complying with law, regulation and fiduciary duties is an important part of conducting WVT's business ethically. Violations are not only wrong; they also cost WVT its reputation, its resources and the time of its employees, management and directors. Any violation should be reported immediately to the President or the Audit Committee.

POLITICAL CONTRIBUTIONS

WVT will not make political contributions unless they have been approved by the Board of Directors and are otherwise in accordance with law. Political contributions include cash contributions and benefits in-kind and in some cases may include donations, gifts and or sponsorships.

PROPER RECORD KEEPING

Employees must comply with the established accounting and record keeping procedures of the Company in order to ensure that all records are maintained accurately. It is essential that periodic reports, which are derived from records of the Company and issued by the Company to shareholders, regulators, and others, provide full, fair, accurate, timely, and understandable disclosure. Falsification or misrepresentation of Company records or reports will not be tolerated under any circumstances. If an employee or director observes or suspects that false or misleading entries have been made in the records or reports of the Company or that necessary entries have not been made in such records and reports, then he or she must report such observations or suspicions in accordance with the Board of Directors and Audit Committee "whistle-blowing" procedure. Specifically, any confidential communication from employees regarding questionable accounting procedures, internal accounting controls, auditing matters or any questionable corporate matters should be sent to:

                                              Warwick Valley Telephone Company
                                              PO Box 14
                                              Warwick, NY  10990

RESPONSIBILITY FOR HANDLING COMPANY FUNDS

Employees must follow prescribed practices to the letter when handling Company funds. Company funds are any funds, documents or records that have or represent financial value. Company funds include, but are not limited to: currency, checks, vouchers, credit or charge cards, receivables, payables, money orders, postage, bills, benefit enrollment forms, reimbursement claims, estimates, paychecks, expense reimbursements and invoices.

SAFEGUARDING CUSTOMER INFORMATION

WVT employees have a moral and legal responsibility to safeguard our customers' privacy. Safeguarding the customers' privacy or secrecy of communications, as it pertains to us, is a fundamental rule in our business. Consequently, all employees have a moral as well as a legal responsibility not to listen in on calls except when it is necessary to furnish good service and when announced to the customer. All customer and corporate information is confidential.

Employees should also be constantly on the lookout for unauthorized wiring or other unusual or foreign equipment that might be evidence of wiretapping of telephone facilities. Discovery of any of these should be reported immediately to the immediate supervisor.

SEXUAL HARASSMENT

Sexual harassment is illegal and a violation of WVT's policies. An employee or director ignoring the WVT sexual harassment policy and engaging in sexual harassment is subject to disciplinary action including termination of employment or removal.

USE OF E-MAIL

E-mail is provided to assist and facilitate business communication. All use of e-mail must be consistent with the Company's Personal Computer Policy and policies prohibiting a hostile work environment. All messages that contain statements that are discriminatory, offensive, defamatory, sexual, pornographic, illegal, or harassing in nature are strictly forbidden. Statements that would be inappropriate in a memorandum or letter may not be written in an e-mail message. All information transmitted, received, stored, or otherwise contained in Company e-mail systems is the property of the Company and may be accessed, decrypted, and examined by the Company at any time.

USE OF WVT LOGO'S AND TRADEMARKS

The WVT corporate logo must be used according to approved corporate identity specifications in order to protect this valuable asset from improper or unauthorized use. Misuse must be promptly reported to the Director, Business Planning and the Marketing Department.

WORKPLACE VIOLENCE AND WEAPONS

1. Threatening or Hostile Behavior. WVT will not tolerate any threatening or hostile behavior and will take immediate and appropriate action against offenders, up to and including termination, removal and criminal prosecution. Employees and directors must not engage in any assaults, hostile physical contact or intimidation, fighting, verbal threats of physical harm or violence, or any other actions that are threatening, hostile or abusive in nature while on Company property or on Company business. Also, employees and directors must not damage, destroy or otherwise harm the property of WVT, its employees, its business partners, competitors or others.

2. Weapons. WVT employees and directors may not carry weapons (even with a permit or license) on Company property, while conducting Company business, in Company vehicles, or in personal vehicles when on Company property or while conducting Company business. Threatening or hostile behavior that could cause a risk to our own or others' safety or lives must be reported immediately to an employee's immediate supervisor and the safety manager. Directors shall report to the President.

WORK TIME AND PERSONAL INTEGRITY AND APPEARANCE

Efficient use and proper recording of work time ensures that employees meet obligations to each other and our stakeholders, and strengthens our competitive position in an increasingly challenging marketplace. Making the best use of time on the job is not only a matter of basic honesty but essential to meet our service obligations to our customers.

Employees must record work time honestly, carefully, accurately and according to Company procedures and applicable laws. They must also use their work time productively and efficiently, be on the job and ready to work when scheduled and follow policies regarding work time schedules. Employees must not allow personal activities to inappropriately affect their use of Company time. In addition, taking unnecessary personal or sick time creates hardship for remaining employees who have to carry your workload. When recording time worked, employees must not include time spent on personal activities.

In addition, employees must wear clothing that is appropriate for the work being performed and that follows the Company's dress code and must maintain cleanliness and order within the workplace and personal work areas.

IN SUMMARY....................

APPLYING WVT'S CODE OF ETHICS

This Code applies to all our employees and directors as well as our agents, consultants and other representatives. It confirms our strong dedication to the highest standards of business conduct.

We expect every employee and director to uphold our ethical standards. Each officer or manager is responsible for the behavior of those within his/her area of the Company. Failure to comply with the standards in this statement will result in disciplinary action, which may include termination of employment. We may also report events to the public authorities for appropriate action.

SPEAKING UP

The Audit Committee of the Board of Directors has established a way to confidentially and anonymously report any knowledge of, or genuine suspicion of, any legal violation in work-related issues or violations of this Code of Conduct. Employees are also encouraged to report to management perceived suspicions or violations, especially any threat or potentially threatening violent behavior of co-workers, customers, or business partners. In addition, we will treat any attempt to prevent employees from raising concerns as a serious disciplinary offense.

COMPREHENSIVENESS

No statement that describes the business principles and ethics under which we operate can deal with all situations. It is therefore everyone's responsibility to apply the principles set out in this document and exercise good business judgment. If you have any questions after reading this Code, please speak to your manager, an officer or a member of the Board of Directors.

WAIVERS AND AMENDMENTS

Any waivers or amendments of this Code of Conduct require the approval of the Board of Directors and must be reported on Form 9-K within five (5) business days of the granting of the waiver.